THIRD SUPPLEMENTAL INDENTURE
Third Supplemental Indenture (this “Supplemental Indenture”), dated as of March 28, 2014, among RHEP Crude LLC, a Texas limited liability company (the “Guaranteeing Subsidiary”), Regency Energy Partners LP, a Delaware limited partnership (“Regency Energy Partners”), and Regency Energy Finance Corp. (“Finance Corp.” and, together with Regency Energy Partners, the “Issuers”), the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (as amended and supplemented to date, the “Indenture”), dated as of April 30, 2013 providing for the issuance of 4 1/2% Senior Notes due 2023 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.
3.    No Recourse Against Others. No past, present or future director, officer, partner, member, employee, incorporator, manager or unit holder or other owner of Equity Interests of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Issuers or the Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
4.    NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.
5.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
6.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
7.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
GUARANTEEING SUBSIDIARY

RHEP CRUDE LLC

By:    Regency Gas Services LP, its sole member

By:    Regency OLP GP LLC, its general partner

By:	/s/ Thomas E. Long Name: Thomas E. Long Title: Vice President
ISSUERS

REGENCY ENERGY PARTNERS LP

By:    Regency GP LP, its general partner

By:    Regency GP LLC, its general partner

By:	/s/ Thomas E. Long Name: Thomas E. Long Title: Executive Vice President and Chief Financial Officer
REGENCY ENERGY FINANCE CORP.

By:	/s/ Thomas E. Long Name: Thomas E. Long Title: Vice President
EXISTING GUARANTORS

REGENCY OLP GP LLC

Third Supplemental Indenture to
Wells Fargo April 2013 Indenture

By:	/s/ Thomas E. Long Name: Thomas E. Long Title: Vice President
REGENCY GAS SERVICES LP

By:    Regency OLP GP LLC, its general partner

By:	/s/ Thomas E. Long Name: Thomas E. Long Title: Vice President
CDM RESOURCE MANAGEMENT LLC
FRONTSTREET HUGOTON LLC
GULF STATES TRANSMISSION LLC
RHEP MIDSTREAM LLC
REGENCY FIELD SERVICES LLC
REGENCY GAS UTILITY LLC
REGENCY HAYNESVILLE INTRASTATE GAS
    LLC
REGENCY HEP LLC
REGENCY LIQUIDS PIPELINE LLC
REGENCY MIDCONTINENT EXPRESS LLC
REGENCY MIDSTREAM LLC
REGENCY TEXAS PIPELINE LLC
REGENCY RANCH JV LLC
RGP MARKETING LLC
RGU WEST LLC
WGP-KHC, LLC
By: FrontStreet Hugoton LLC,
its sole member

By:    Regency Gas Services LP, its sole member

By:    Regency OLP GP LLC, its general partner

By:	/s/ Thomas E. Long Name: Thomas E. Long Title: Vice President

Third Supplemental Indenture to
Wells Fargo April 2013 Indenture

PUEBLO HOLDINGS, INC.
PUEBLO MIDSTREAM GAS CORPORATION
RGP WESTEX GATHERING INC.
WEST TEXAS GATHERING COMPANY

By:	/s/ Thomas E. Long Name: Thomas E. Long Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Wells Fargo Name: Title:

Third Supplemental Indenture to
Wells Fargo April 2013 Indenture